Exhibit 99.1

Inspire Veterinary Partners Regains Compliance with Nasdaq Listing Requirements

VIRGINIA BEACH, VA – September 2, 2025 – Inspire Veterinary Partners, Inc. (Nasdaq: IVP) (“Inspire” or the “Company”), an owner and provider of pet health care services throughout the U.S., announces that the Company has received formal notification on August 26, 2025 from the Nasdaq Stock Market (“Nasdaq”) determining that the Company now complies with Nasdaq Listing Rule 5550(b)(1), which requires a minimum of $2.5 million in stockholders’ equity (“Equity Rule”).

On April 10, 2025, the Company received formal notification from Nasdaq citing that it was out of compliance and needed to meet the requirements set forth under Listing rules 5550 (b)(1), 5550 (b)(2), or 5550 (b)(3). Confirmation of compliance was based on the Company’s Form 8-K dated August 20, 2025.

About Inspire Veterinary Partners, Inc.

Inspire Veterinary Partners is an owner and provider of pet health care services throughout the US. As the Company expands, it expects to acquire additional veterinary hospitals, including general practice, mixed animal facilities, and critical and emergency care. For more information, please visit: www.inspirevet.com.

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Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s current expectations. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the Company’s ability to execute a definitive agreement relating to the proposed acquisition, satisfy closing conditions and otherwise complete the proposed acquisition, realize financial projections related to the proposed acquisition and complete additional acquisitions in the future, . These and other risks and uncertainties are described more fully in the section captioned “Risk Factors” in the Company’s public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contact

CoreIR

Matt Blazei

516-386-0430

mattb@coreir.com

Press Contact

CORE IR

Matthew Cossel

pr@coreir.com

General Inquires

Morgan Wood

Mwood@inspirevet.com